UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Wilmer J. Thomas, Jr.
        101 Selleck Hill Road
        Salisbury, Connecticut  06068

        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        American Country Holdings Inc.
        ACHI

   3.   IRS or Social Security Number of Reporting Person (Voluntary):



   4.   Statement for Month/Year:

        November 2000

   5.   If Amendment, Date of Original (Month/Year):

         August 1997

   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director (x) 10% Owner ( ) Officer (give title below)
        ( ) Other (specify below):

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                     5. Amount of
                     2. Trans-                                        Securities        6. Owner-
                      action   3. Trans-                             Beneficially      ship Form:
       1. Title of     Date      action   4. Securities Acquired     Owned at End     Direct (D) or  7. Nature of Indirect
         Security     (Month/     Code    (A) or Disposed of (D)       of Month       Indirect (I)    Beneficial Ownership
        (Instr. 3)   Day/Year) (Instr. 8)  (Instr. 3, 4 and 5)     (Instr. 3 and 4)    (Instr. 4)          (Instr. 4)
       -----------   --------- ---------- ----------------------   ----------------   -------------  ---------------------
                               Code   V   Amount(A)or(D)  Price
                               ----   -   --------------  -----
     Common Stock,                                                    2,001,585             D
     $.01 par value






                  Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                             10.
                                                                                                     9.     Owner-
                                                5.                                                 Number    ship
                                              Number                                              of Deri- Form of
                  2.                        of Deriv-                                              vative   Deri-     11.
               Conver-                        ative                                               Securi-   vative   Nature
               sion or                        Secur-                                        8.      ties    Secur-  of Indi-
         1.     Exer-      3.                 ities                            7.         Price   Benefi-    ity:     rect
      Title of   cise    Trans-              Acquired         6.           Title and    of Deriv-  cially   Direct  Benefi-
       Deriv-   Price    action      4.       (A) or      Date Exer-       Amount of      ative   Owned at  (D) or    cial
       ative      of      Date     Trans-    Disposed    cisable and       Underlying    Security  End of  Indirect  Owner-
      Security  Deriv-  (Month/    action     of (D)      Expiration       Securities    (Instr.   Month     (I)      ship
      (Instr.   ative     Day/      Code    (Instr. 3,   Date(Month/       (Instr. 3        5)    (Instr.  (Instr.  (Instr.
         3)    Security  Year)   (Instr. 8)  4 and 5)     Day/Year)          and 4)      --------    4)       4)       4)
      -------- -------- -------  ---------- ----------  -------------     -----------             -------- -------- --------
                                 Code   V    (A)  (D) Date     Expir-          Amount or
                                 ----   -    ---  --- Exer-    ation           Number of
                                                      cisable  Date    Title   Shares
                                                      -------  ------  -----   ---------
     Option      3.25                         A       11/14/00 11/13/00Common  5,000               5,000      D
                                                                       Stock
                                                                       $.01
                                                                       par
                                                                       value





     Explanation of Responses:


   SIGNATURE OF REPORTING PERSON:



   /s/ Wilmer J. Thomas, Jr.
   ------------------------------
       Wilmer J. Thomas, Jr.


   Dated:  December 20, 2000